LightPath Technologies Announces Preliminary First Quarter Fiscal 2012 Results

Strong Bookings Results in 32% Backlog Increase to $4.20M; First Quarter Conference Call Scheduled for November 10th at 4:00 PM ET

ORLANDO, FL -- (Marketwire - October 25, 2011) - LightPath Technologies, Inc. (NASDAQ: LPTH) (the "Company," "LightPath" or "we"), a global manufacturer, distributor and integrator of patented optical components and assemblies, announced today its preliminary financial results for the first quarter ended September 30, 2011.

The Company reported preliminary revenue of $2.73 million for the first quarter of fiscal 2012, an increase of 21%, as compared to $2.25 million for the same period last year.

Cash on hand as of September 30, 2011 was $0.69 million as compared to $0.93 million on June 30, 2011. Backlog scheduled to ship within the next 12 months was $4.20 million as of September 30, 2011, an increase of $1.02 million as compared to backlog on September 30, 2010 and a $330,000 increase as compared to June 30, 2011.

Jim Gaynor, President and CEO of LightPath, stated, "Economic conditions affecting some of the markets we serve had an effect on our quarterly revenue. In particular, such conditions have affected the telecom market and caused our telecom customers to delay new orders. Also, the Chinese government has continued its tight monetary policy in an effort to slow expansion of the economy and reduce inflation. As a result, construction in China has slowed which negatively impacted our industrial tool market in China. These issues resulted in a reduction of anticipated quarterly revenue from our telecom and industrial tools customers. By taking advantage of our diversified markets and customer base, we were able to offset this revenue loss with increases in revenues from our defense and industrial customers particularly with our collimator and custom optics lines. The first quarter of fiscal 2012 was our third consecutive quarter of bookings greater than $3 million and also the third consecutive quarter of bookings higher than the previous quarter."

Mr. Gaynor continued, "We continue to focus on increasing our revenue. This past quarter, we achieved our highest first fiscal quarter revenue level since 2007. As we look forward, we believe we have positioned the Company for continued growth and are excited by the opportunities available to us."

LightPath will host a conference call to discuss the Company's financial and operational results for the first quarter ended September 30, 2011. Details of the call are as follows:

Date: Thursday, November 10, 2011
Time: 4:00 PM (ET)
Dial-in Number: 1-877-407-8033
International Dial-in Number: 1-201-689-8033
Webcast available at Precision IR: www.precisionir.com

Participants are recommended to dial-in approximately 5 to 10 minutes prior to the start of the call. A replay of the call will be available approximately three hours after completion through, 2011. To listen to the replay, dial 1-877-660-6853 (within the U.S.) and 1-201-612-7415 (international calls), and enter account # 286 and conference ID # 381927.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, the Company does not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies.

Contact:
Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
Email: dcipolla@lightpath.com
Web: www.lightpath.com